FOR IMMEDIATE RELEASE
FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Contact: Mark Deasy - (724) 741- 8570
MSA Announces Second Quarter Results
Adjusted EPS of $0.60 reflects ongoing challenges
PITTSBURGH, July 23, 2014 - Global safety equipment manufacturer MSA Safety Inc. (NYSE: MSA) today reported results for the second quarter of 2014.
Quarterly Highlights

•	Revenue was $282 million, down 1 percent from the second quarter of 2013. Income from continuing operations was $22 million or $0.59 per basic share.

•	Products developed within the last five years drove 32 percent of quarterly core product revenue compared to 22 percent in the same period a year ago.

•	Gross profit was 45.9 percent of sales, up 50 basis points from a year ago on strong core product margins.

•	Excluding foreign exchange gains and restructuring charges, adjusted earnings were $23 million, or $0.60 per basic share.
“The quarterly comparison reflects various challenges in the second quarter associated with North American self-contained breathing apparatus (SCBA) sales and the related delay in securing government approval for a new product platform, as well as non-recurring large shipments of fixed gas and flame detection (FGFD) systems. Despite these challenges, I am pleased by the performance of our base business in MSA’s core product lines, and the advancements we are making in developing and introducing exciting new products," said William M. Lambert, MSA President and CEO.

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Excluding sales of SCBA and FGFD systems, local currency sales of MSA core products increased 4 percent, while margins across all core product areas saw meaningful improvement.
"Our business in the second quarter of last year reflected strong growth in North American SCBA revenue, as the market purchased breathing apparatus in anticipation of the adoption of a new performance standard issued by the National Fire Protection Association (NFPA). Our 2013 second quarter results also reflected strong shipments of several large FGFD systems in multiple geographic regions," Mr. Lambert explained.
Quarterly Reporting Segment Analysis:
Second quarter sales in MSA's North American segment decreased $4 million, compared to the same period of 2013. The lower level of revenue was driven by a $4 million decline in SCBA sales associated with ongoing product approval delays and a $2 million decline in fixed gas and flame detection sales. These declines were partially offset by improvements in sales of head protection and portable gas detection products. Net income increased by $2 million compared to a year ago on improved product margins and a lower level of selling, general and administrative expense.
Sales in MSA’s European segment increased by $11 million, or 16 percent, compared to the same period last year. Excluding favorable currency effects from a strengthening euro, sales increased by $8 million or 11 percent, primarily on the strength of ballistic helmet shipments to a military customer in Western Europe and improved sales of fixed gas and flame detection systems in the Middle East. Local currency net income increased by $3 million, as higher gross profit and lower restructuring charges were partially offset by increased selling, general and administrative expenses.

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Continuing sales in MSA’s International segment decreased $10 million, or 14 percent, due to weakening business conditions in South Africa, China and Latin America. Excluding unfavorable currency effects, local currency sales were down $6 million on lower large SCBA shipments in China and a lower level of fixed gas and flame detection shipments in Asia and Latin America. Local currency net income decreased by $5 million on the lower level of sales and higher research and development costs.
“While I expect some of our current challenges to persist into the third quarter, we remain committed to executing our strategy," Mr. Lambert said. "As we turn the page on MSA's 100th anniversary, we will continue to focus on the key areas that have consistently enhanced shareholder value over the past several years and positioned MSA as a market leader within the safety industry," Mr. Lambert concluded.

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MSA Safety Incorporated
Condensed Consolidated Statement of Income (Unaudited)
(In thousands, except earnings per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$282,493	$285,859	$547,538	$555,745
Other income, net	45	514	401	377
	282,538	286,373	547,939	556,122

Cost of products sold	152,823	156,195	296,053	304,377
Selling, general and administrative	82,835	79,099	168,076	160,707
Research and development	11,943	11,398	23,184	21,982
Restructuring and other charges	857	2,427	2,757	2,427
Interest expense	2,594	2,750	5,124	5,410
Currency exchange (gains) losses, net	(309)	1,060	43	2,312
	250,743	252,929	495,237	497,215

Income before income taxes	31,795	33,444	52,702	58,907
Provision for income taxes	9,753	10,005	17,357	16,925
Income from continuing operations	22,042	23,439	35,345	41,982
Income from discontinued operations	453	952	1,067	1,804
Net income	22,495	24,391	36,412	43,786
Net (income) loss attributable to noncontrolling interests	(7)	(342)	102	(451)
Net income attributable to MSA Safety Incorporated	22,488	24,049	36,514	43,335

Income from continuing operations	22,132	23,315	35,654	41,942
Income from discontinued operations	356	734	860	1,393
Net income attributable to MSA Safety Incorporated	22,488	24,049	36,514	43,335

Earnings Per Share Attributable to MSA Safety Incorporated Basic
Basic
Income from continuing operations	$0.59	$0.63	$0.96	$1.13
Income from discontinued operations	$0.01	$0.02	$0.02	$0.04
Net income	$0.60	$0.65	$0.98	$1.17

Diluted
Income from continuing operations	$0.58	$0.62	$0.94	$1.11
Income from discontinued operations	$0.01	$0.02	$0.02	$0.04
Net income	$0.59	$0.64	$0.96	$1.15

Basic shares outstanding	37,128	36,880	37,072	36,807
Diluted shares outstanding	37,719	37,431	37,669	37,400

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MSA Safety Incorporated
Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	June 30, 2014	December 31, 2013
Current assets
Cash and cash equivalents	$96,183	$96,265
Trade receivables, net	209,064	200,364
Inventories	151,792	136,837
Other current assets	67,040	67,500
Total current assets	524,079	500,966

Property, net	153,095	152,755
Prepaid pension cost	128,089	121,054
Goodwill	259,688	260,134
Other noncurrent assets	221,416	199,361
Total	1,286,367	1,234,270

Current liabilities
Notes payable and current portion of long-term debt	$6,682	$7,500
Accounts payable	70,376	66,902
Other current liabilities	117,320	117,162
Total current liabilities	194,378	191,564

Long-term debt	281,667	260,667
Pensions and other employee benefits	153,192	152,084
Deferred tax liabilities	47,872	49,621
Other noncurrent liabilities	11,156	7,987
Equity	598,102	572,347
Total	1,286,367	1,234,270

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MSA Safety Incorporated
Condensed Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income	$22,495	$24,391	$36,412	$43,786
Depreciation and amortization	7,656	7,932	15,115	15,777
Change in working capital	(25,433)	(20,650)	(20,845)	(28,503)
Other operating	1,195	4,048	(15,372)	(9,283)
Cash from operations	5,913	15,721	15,310	21,777

Capital expenditures	(7,324)	(9,504)	(14,528)	(16,956)
Property disposals	—	39	—	86
Cash from investing	(7,324)	(9,465)	(14,528)	(16,870)

Change in debt	4,886	14,023	20,183	21,205
Cash dividends paid	(11,320)	(11,161)	(22,501)	(21,533)
Other financing	1,621	(928)	2,075	(1,670)
Cash from financing	(4,813)	1,934	(243)	(1,998)

Exchange rate changes	195	(2,570)	(621)	(3,214)

(Decrease) increase in cash	(6,029)	5,620	(82)	(305)

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MSA Safety Incorporated
Segment Information (Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2014	2013	2014	2013

Net sales
North America	$138,782	$142,684	$268,303	$271,620
Europe	78,883	67,997	153,821	141,120
International	64,828	75,178	125,414	143,005
Total	282,493	285,859	547,538	555,745

Net income (loss)
North America	$19,196	$17,032	$31,676	$29,637
Europe	6,199	3,210	10,316	8,593
International	2,544	7,770	6,403	15,566
Reconciling Items	(5,807)	(4,697)	(12,741)	(11,854)
Income from continuing operations	22,132	23,315	35,654	41,942
Discontinued operations	356	734	860	1,393
Total	22,488	24,049	36,514	43,335
MSA’s sales are allocated to each country based primarily on the destination of the end-customer. Effective January 1, 2014, the General Monitors business has been fully integrated into MSA. As such, sales made by General Monitors companies now follow a similar allocation methodology by which sales are allocated to each country based on the destination of the end-customer and the value added to that order. In prior years, sales made by General Monitors companies were reported as domestic sales based on the country from which the product was shipped. The 2013 results presented above have been restated to reflect this change in allocation methodology.

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MSA Safety Incorporated
Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures
Adjusted Earnings / Earnings per Share (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change

Net income attributable to MSA Safety Incorporated	$22,488	$24,049	(6.5)%	$36,514	$43,335	(15.7)%
Less: Income from discontinued operations	356	734		860	1,393

Income from continuing operations	22,132	23,315	(5.1)%	35,654	41,942	(15.0)%
Foreign currency (gain) / loss	(309)	1,060		43	2,312
Restructuring charges	857	2,427		2,757	2,427
Income tax (expense)	(168)	(1,043)		(921)	(1,360)

Adjusted earnings	22,512	25,759	(12.6)%	37,533	45,321	(17.2)%

Adjusted earnings per basic share	$0.60	$0.69	(13.0)%	$1.01	$1.22	(17.2)%
Management believes that adjusted earnings and adjusted earnings per share are useful measures for investors when analyzing ongoing operating trends. There can be no assurances that additional special items will not occur in future periods, nor that MSA's definition of adjusted earnings is consistent with that of other companies. As such, management believes that it is appropriate to consider both net income determined on a GAAP basis as well as adjusted earnings. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

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About MSA:
Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.
Cautionary Statement Regarding Forward-Looking Statements:
Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission ("SEC"). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at sec.gov, as well as on a number of other commercial websites.
Non-GAAP Financial Measures
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings and adjusted earnings per basic share. The presentation of these financial measures does not comply with U.S. generally accepted accounting principles ("GAAP"). For an explanation of these measures, together with a reconciliation to the most directly comparable GAAP financial measure, see the Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures in the financial tables section above.
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